Exhibit 99.1

FOR IMMEDIATE RELEASE

American Finance Trust Provides 2019 Transactions Update

NEW YORK, January 13, 2020/PRNewswire/– American Finance Trust, Inc. (Nasdaq: AFIN) (“AFIN” or the “Company”), a real estate investment trust focused on acquiring and managing a diversified portfolio of primarily service-oriented and traditional retail and distribution related commercial real estate properties in the U.S., today provided an update on transactions completed in the fourth quarter and full year 2019. The Company closed on the acquisition of 53 properties during the fourth quarter 2019 for approximately $62 million1 bringing the full year total to 218 properties for $423 million1.

The 53 properties closed in the fourth quarter were purchased at a weighted average cash capitalization rate of 7.3%2, equating to a weighted average capitalization rate of 7.5%3, with a weighted average remaining lease term of 12.1 years4. For the full year, the 218 properties closed were purchased at a weighted average cash capitalization rate of 7.2%2, equating to a weighted average capitalization rate of 7.8%3, with a weighted average remaining lease term of 12.6 years4. AFIN funded the transactions with a combination of its credit facility, mortgage debt and cash on hand.

During the fourth quarter, AFIN sold five properties, all leased to Truist Bank (formerly known as SunTrust Bank) for gross proceeds of $16.3 million5 of which approximately $6.3 million was used to repay related debt. For the full year 2019, AFIN sold 25 properties for gross proceeds of $132 million5 of which approximately $92.6 million was used to repay related debt.

AFIN’s Chief Executive Officer Michael Weil commented, “Consistent with prior quarters, AFIN ended the year with an active fourth quarter, closing on over $60 million of acquisitions. We believe our full-year 2019 volume of over $420 million of primarily service-retail acquisitions and our growing pipeline of assets already under agreement will further enhance AFIN’s portfolio in the coming year.”

Fourth Quarter 2019 Acquisitions Summary

Tenant	Location	Property Type	Number of Properties	Purchase Price[1]
Advance Auto	Various	Traditional Retail	24	$25,239,454
Dollar General	AL, GA, IL, TN	Traditional Retail	13	$16,365,139
Mister Car Wash	GA	Service Retail	2	$10,380,483
Pizza Hut	NC, IL, VA, KY	Service Retail	14	$10,045,570
Totals			53	$62,030,647

About American Finance Trust

American Finance Trust, Inc. (Nasdaq: AFIN) is a publicly traded real estate investment trust listed on the Nasdaq focused on acquiring and managing a diversified portfolio of primarily service-oriented and traditional retail and distribution related commercial real estate properties in the U.S. Additional information about AFIN can be found on its website at www.americanfinancetrust.com.

1 Represents the contract purchase price and excludes acquisition costs that are capitalized per GAAP.

2 Cash capitalization rate is calculated by dividing the annualized cash rental income the property is expected to generate and the purchase price of the property. For acquisitions, cash capitalization rate is a rate of return on a real estate investment property based on the expected, annualized cash rental income during the first year of ownership that the property will generate under its existing lease. Weighted average cash capitalization rate is based upon square feet.

3 Weighted average capitalization rate is calculated by dividing the annualized straight-line rental income the property is expected to generate and the purchase price of the property. Weighted average capitalization rate is a rate of return on a real estate investment property based on the expected, annualized straight-line rental income that the property will generate under its existing lease. The weighted average capitalization rate is based upon square feet.

4 The weighted average remaining lease term is based on rentable square feet as of the acquisition date.

5 Represents the contract sale price and excludes closing related costs.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results or events to be materially different. Forward-looking statements may include, but are not limited to, statements regarding stockholder liquidity and investment value and returns. The words “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “may,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those contemplated by such forward-looking statements, including those set forth in the Risk Factors section of AFIN’s Annual Report on Form 10-K for the year ended December 31, 2018 filed on March 7, 2019 and all other filings with the SEC after that date, as such risks, uncertainties and other important factors may be updated from time to time in AFIN’s subsequent reports. Further, forward looking statements speak only as of the date they are made, and AFIN undertakes no obligation to update or revise any forward-looking statement to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results, unless required to do so by law.

Contacts:

Investor Relations

investorrelations@americanfinancetrust.com

(866) 902-0063